Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

	     	Votes		Votes
		For		Withheld
Jameson A. Baxter             163,597,273		5,533,247
Charles B. Curtis             163,572,449		5,558,071
Myra R. Drucker               165,011,946		4,118,574
Charles E. Haldeman, Jr.      164,492,814		4,637,706
John A. Hill                  163,556,357		5,574,163
Ronald J. Jackson*             163,620,413		5,510,107
Paul L. Joskow                163,550,619		5,579,901
Elizabeth T. Kennan           163,517,040		5,613,480
John H. Mullin, III           163,514,817		5,615,703
Robert E. Patterson           163,594,414		5,536,106
George Putnam, III            163,401,185		5,729,335
A.J.C. Smith+                  163,402,416		5,728,104
W. Thomas Stephens            163,594,855		5,535,665
Richard B. Worley             165,050,333		4,080,187

*Mr. Jackson retired from the Board of Trustees on June 10, 2005.

+Mr. Smith resigned from the Board of Trustees on January 14,
2005.




January 10, 2005 meeting


A proposal to amend funds fundamental investment restriction with respect to borrowing to allow the fund the investments flexibility permitted by the Investment Company Act was defeated as follows:

	        Votes	Votes		Abstentions
	  For	against

	113,467,261	9,853,254		54,116,967

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

	     Votes	Votes		Abstentions
	For	against

	114,103,299	9,611,613		53,722,570

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market was defeated as follows:

 	Votes	Votes		Abstentions
	For	against


	118,153,085	5,723,881		53,560,516


A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	Votes For	  Votes Against		Abstentions

	114,784,161	7,974,771		54,678,550




All tabulations are rounded to the nearest whole number.